EXHIBIT 23.8

Principal Officers:

Keith M. Braaten, P. Eng.
  President & CEO
Jodi L. Anhorn, M.Sc., P. Eng.
  Executive Vice President & COO

Officers / Vice Presidents:

Caralyn P. Bennett, P. Eng.
Tim R. Freeborn, P. Eng.
Leonard L. Herchen, P. Eng.
Myron J. Hladyshevsky, P. Eng.
Todd J. Ikeda, P. Eng.
Bryan M. Joa, P. Eng.
Mark Jobin, P. Geol.
John E. Keith, P. Eng.

July 6, 2015
United States Securities and Exchange Commission
Re:	Teck Resources Limited — Consent of Engineer
Dear Sirs:
We hereby consent to references to our firm’s name and use of our report under the heading “Description of the Business - Energy – Fort Hills Project,” “Description of the Business – Oil and Gas Resources – Fort Hills Project” and for “Schedule C – Report on Reserves Data by Independent Qualified Resources Evaluator or Auditor” and all other references to our name included or incorporated by reference in the registration statement on Form S-8 of Teck Resources Limited (the “Registration Statement”), filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.
We also consent to the references to our firm name under the heading “Interest of Named Experts and Counsel” in the Registration Statement.
Sincerely,

GLJ Petroleum Consultants Ltd.

/s/ Tim R. Freeborn
Name:	Tim R. Freeborn, P.Eng
Title:	Vice President

Dated: July 6, 2015
Calgary, Alberta, Canada
CANADA

4100, 400  –  3rd Avenue S.W., Calgary, Alberta, Canada  T2P 4H2  ·  (403) 266-9500  ·  Fax (403) 262-1855  ·  GLJPC.com